Exhibit 99.1

July 24, 2014	FOR MORE INFORMATION CONTACT
Matt Kerin (281) 589-4642

Cabot Oil & Gas Corporation Announces Second Quarter 2014 Financial and Operating Results

HOUSTON, July 24, 2014/PRNewswire/ — Cabot Oil & Gas Corporation (NYSE: COG) today reported its financial and operating results for the second quarter of 2014. Highlights for the quarter include:

•                  Production of 127.6 billion cubic feet equivalent (Bcfe), an increase of 34 percent over last year’s comparable quarter

•                  Liquids production (crude oil/condensate/natural gas liquids) of 961,000 barrels, an increase of 26 percent over last year’s comparable quarter as reported and an increase of 64 percent pro forma for last year’s Mid-Continent and West Texas asset sales

•                  Crude oil and condensate production of 869,000 barrels, an increase of 25 percent over last year’s comparable quarter as reported and an increase of 65 percent pro forma for last year’s Mid-Continent and West Texas asset sales

•                  Net income excluding selected items of $115.3 million, an increase of 21 percent over last year’s comparable quarter

•                  Discretionary cash flow of $332.3 million, an increase of 12 percent over last year’s comparable quarter

•                  Total unit costs (including financing) of $2.59 per thousand cubic feet equivalent (Mcfe), a 16 percent improvement over last year’s comparable quarter

Second Quarter 2014 Financial Results

Equivalent production in the second quarter of 2014 was 127.6 Bcfe, consisting of 121.8 billion cubic feet (Bcf) of natural gas and 961,000 barrels of liquids. These figures represent increases of 34 percent, 34 percent, and 26 percent, respectively. “Our total liquids volumes increased 40 percent sequentially—with crude oil and condensate volumes increasing 44 percent—due to strong well performance from new Eagle Ford wells that were placed on production during the quarter,” commented Dan O. Dinges, Chairman, President, and Chief Executive Officer.

Cash flow from operations in the second quarter of 2014 was $329.6 million, compared to $277.3 million in the second quarter of 2013. Discretionary cash flow in the second quarter of 2014 was $332.3 million, compared to $297.1 million in the second quarter of 2013. Net income in the second quarter of 2014 was $118.4 million, or $0.28 per share, compared to $89.1 million, or $0.21 per share, in the second quarter of 2013. Excluding the effect of selected items (detailed in the table below), net income was $115.3 million, or $0.28 per share, in the second quarter of 2014, compared to $95.0 million, or $0.22 per share, in the second quarter of 2013.

Natural gas price realizations, including the effect of hedges, were $3.47 per thousand cubic feet (Mcf) in the second quarter of 2014, down 15 percent compared to the second quarter of 2013. Excluding the impact of hedges, natural gas price realizations for the quarter were $3.78 per Mcf, representing an $0.89 discount to NYMEX settlement prices. Oil price realizations, including the effect of hedges, were $98.84 per barrel (Bbl), down 3 percent compared to the second quarter of 2013. “Despite lower realized commodity prices, Cabot generated free cash flow during the quarter while growing equivalent production by 34 percent year-over-year,” stated Dinges.

Total per unit costs (including financing) decreased to $2.59 per Mcfe in the second quarter of 2014, down 16 percent from $3.10 per Mcfe in the second quarter of 2013. All operating expense categories decreased on a per unit basis relative to last year’s comparable quarter except for transportation and gathering expense, which increased as a result of slightly higher transportation rates and the commencement of new transportation agreements.

Year-To-Date 2014 Financial Results

Production during the six-month period ended June 30, 2014 was 247.5 Bcfe, consisting of 237.6 Bcf of natural gas and 1.6 million barrels of liquids. These figures represent increases of 34 percent, 35 percent, and 13 percent, respectively, compared to the six-month period ended June 30, 2013.

For the six-month period ended June 30, 2014, cash flow from operations was $584.9 million, compared to $490.0 million for the six-month period ended June 30, 2013. Discretionary cash flow was $651.8 million for the six-month period ended June 30, 2014, compared to $531.5 million for the six-month period ended June 30, 2013.

For the six-month period ended June 30, 2014, net income was $225.5 million, or $0.54 per share, compared to $131.9 million, or $0.32 per share, for the six-month period ended June 30, 2013.  Excluding the effect of selected items (detailed in the table below), net income was $225.0 million, or $0.54 per share, compared to $149.1 million, or $0.36 per share, for the six-month period ended June 30, 2013.

Hedging Update

Effective April 1, 2014, the Company elected to discontinue hedge accounting for its commodity derivatives on a prospective basis. Subsequent to April 1, 2014, the Company’s derivative instruments are accounted for on a mark-to-market basis with changes in fair value recognized in earnings; however, these mark-to-market adjustments will have no cash flow impact.  The Company recognized an unrealized mark-to-market gain of $12.9 million in the second quarter of 2014.

Operational Highlights

Marcellus Shale

During the second quarter of 2014, the Company averaged 1,258 million cubic feet (Mmcf) per day of net Marcellus production, an increase of 41 percent over the prior year’s comparable quarter.

“Our operations in the Marcellus continue to meet expectations across our acreage position,” said Dinges.  “We recently placed on production three pads that encompass the northern and eastern most reaches of our acreage with great success.”  Specifically, in aggregate these wells were completed with 191 frac stages and had an initial production (IP) rate of 238 Mmcf per day.  Dinges added, “While all of these wells are early in the production cycle, we expect estimated ultimate recoveries (EURs) per foot to be comparable to the results we disclosed at year-end.”

Eagle Ford Shale

Cabot’s net production in the Eagle Ford during the second quarter of 2014 was 10,308 barrels of oil equivalent (Boe) per day, an increase of 76 percent over the prior year’s comparable quarter. This included 9,784 barrels of liquids per day, an increase of 83 percent over the prior year’s comparable quarter.

During the second quarter of 2014, Cabot placed 10 wells on production that have produced for at least 30 days.  These wells achieved an average 30-day production rate of 840 Boe per day per well with a 92 percent oil cut from an average lateral length of 6,729 feet. “We continue to be pleased with the performance improvements in our Eagle Ford Program, with this most recent group of wells tracking above our 500,000 Boe type curve”, explained Dinges.

Financial Position and Liquidity

As of June 30, 2014, the Company’s net debt to adjusted capitalization ratio was 32.3 percent, compared to 33.8 percent at December 31, 2013 (detailed in the table below). The Company’s total debt was $1,193 million, of which $506 million is outstanding under the Company’s revolving credit facility. Total lender commitments under the revolving credit facility are $1.4 billion, with $893 million of available credit under the facility at June 30, 2014.

Conference Call

A conference call is scheduled for Thursday, July 24, 2014, at 9:30 a.m. Eastern Time to discuss second quarter 2014 financial and operating results. To access the live audio webcast, please visit the Investor Relations section of the Company’s website at www.cabotog.com. A replay of the call will also be available on the Company’s website. The latest financial guidance, including the Company’s hedge positions, is also available in the Investor Relations section of the Company’s website.

Cabot Oil & Gas Corporation, headquartered in Houston, Texas is a leading independent natural gas producer, with its entire resource base located in the continental United States. For additional information, visit the Company’s homepage at www.cabotog.com.

The statements regarding future financial performance and results and the other statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, market factors, the market price (including regional basis differentials) of natural gas and oil, results of future drilling and marketing activity, future production and costs, and other factors detailed in the Company’s Securities and Exchange Commission filings.

FOR MORE INFORMATION CONTACT
Matt Kerin (281) 589-4642

OPERATING DATA

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
PRODUCED NATURAL GAS (Bcf) & LIQUIDS (Mbbl)
Natural Gas
Appalachia	118.4	85.4	231.2	165.2
Other	3.4	5.3	6.4	10.6
Total	121.8	90.7	237.6	175.8

Crude/Condensate/NGL	961	763	1,647	1,454

Equivalent Production (Bcfe)	127.6	95.2	247.5	184.5

PRICES (1)
Average Produced Gas Sales Price ($/Mcf)
Appalachia	$3.44	$4.09	$3.57	$3.81
Other	$4.65	$3.63	$4.80	$3.05
Total	$3.47	$4.06	$3.60	$3.77

Average Crude/Condensate Price ($/Bbl)	$98.84	$101.39	$98.39	$102.65

WELLS DRILLED
Gross	49	51	76	83
Net	35	44	62	70
Gross success rate	100%	96%	100%	96%

(1)  These realized prices include the realized impact of derivative instrument settlements.

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Realized Impacts to Gas Pricing	$(0.30)	$—	$(0.45)	$0.07
Realized Impacts to Oil Pricing	$(1.25)	$3.02	$(0.89)	$3.12

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Operating Revenues
Natural gas	$437,761	$368,391	$870,571	$662,184
Crude oil and condensate	86,341	70,226	145,485	135,881
Gain (loss) on derivative instruments	(2,329)	—	(2,329)	—
Brokered natural gas	8,140	8,244	21,293	19,137
Other	3,274	2,819	7,970	5,763
	533,187	449,680	1,042,990	822,965
Operating Expenses
Direct operations	35,605	36,978	71,439	68,475
Transportation and gathering	83,976	52,648	161,741	98,869
Brokered natural gas	7,031	6,704	18,891	15,093
Taxes other than income	12,816	11,364	25,860	23,051
Exploration	4,676	4,529	11,150	8,553
Depreciation, depletion and amortization	157,563	151,389	304,981	300,042
General and administrative (excluding stock-based compensation)	13,853	11,565	32,318	28,600
Stock-based compensation (1)	6,274	10,043	9,445	28,712
	321,794	285,220	635,825	571,395
Earnings (loss) on equity method investments	756	290	756	336
Gain (loss) on sale of assets	(1,496)	276	(2,781)	180
Income from Operations	210,653	165,026	405,140	252,086
Interest expense	16,334	16,991	32,891	33,292
Income before income taxes	194,319	148,035	372,249	218,794
Income tax expense	75,899	58,921	146,798	86,856
Net Income	$118,420	$89,114	$225,451	$131,938
Earnings per share - Basic	$0.28	$0.21	$0.54	$0.32
Weighted average common shares outstanding	417,291	420,698	417,097	420,500

(1) Includes the impact of the Company’s performance share awards, restricted stock, stock appreciation rights and expense associated with the Supplemental Employee Incentive Plan.

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

(In thousands)

	June 30,	December 31,
	2014	2013
Assets
Current assets	$306,096	$378,899
Properties and equipment, net	4,825,524	4,546,227
Other assets	77,302	55,954
Total assets	$5,208,922	$4,981,080

Liabilities and Stockholders’ Equity
Current liabilities	$362,147	$407,905
Long-term debt	1,193,000	1,147,000
Deferred income taxes	1,101,326	1,067,912
Other liabilities	150,510	153,661
Stockholders’ equity	2,401,939	2,204,602
Total liabilities and stockholders’ equity	$5,208,922	$4,981,080

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

(In thousands)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Cash Flows From Operating Activities
Net income	$118,420	$89,114	$225,451	$131,938
Deferred income tax expense	60,850	46,088	118,453	69,662
(Gain) loss on sale of assets	1,496	(276)	2,781	(180)
Exploration expense	114	140	2,154	806
Unrealized (gain) loss on derivative instruments	(12,933)	—	(12,933)	—
Income charges not requiring cash	164,349	162,034	315,922	329,239
Changes in assets and liabilities	(2,726)	(19,818)	(66,880)	(41,498)
Net cash provided by operations	329,570	277,282	584,948	489,967

Cash Flows From Investing Activities
Capital expenditures	(278,912)	(263,887)	(617,613)	(524,056)
Proceeds from sale of assets	(863)	420	(755)	906
Restricted cash	19,712	—	28,094	—
Investment in equity method investments	(16,293)	(3,000)	(22,230)	(4,250)
Net cash used in investing	(276,356)	(266,467)	(612,504)	(527,400)

Cash Flows From Financing Activities
Net increase (decrease) in debt	(29,000)	15,000	46,000	55,000
Dividends paid	(8,347)	(4,206)	(16,679)	(8,407)
Stock-based compensation tax benefit	4,311	5,210	20,354	7,348
Other	1	1	91	33
Net cash provided by (used in) financing	(33,035)	16,005	49,766	53,974

Net increase (decrease) in cash and cash equivalents	$20,179	$26,820	$22,210	$16,541

Selected Item Review and Reconciliation of Net Income and Earnings Per Share

(In thousands, except per share amounts)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
As reported - net income	$118,420	$89,114	$225,451	$131,938
Reversal of selected items, net of tax:
(Gain) loss on sale of assets	901	(166)	1,674	(109)
Unrealized (gain) loss on derivative instruments (1)	(7,786)	—	(7,786)	—
Stock-based compensation expense	3,777	6,046	5,686	17,314
Net income excluding selected items	$115,312	$94,994	$225,025	$149,143
As reported - earnings per share	$0.28	$0.21	$0.54	$0.32
Per share impact of reversing selected items	—	0.01	—	0.04
Earnings per share including reversal of selected items	$0.28	$0.22	$0.54	$0.36
Weighted average common shares outstanding	417,291	420,698	417,097	420,500

(1) Effective April 1, 2014, the Company elected to discontinue hedge accounting for its commodity derivatives on a prospective basis. The unrealized mark-to-market changes of our commodity derivative instruments are recorded in gain (loss) on derivative instruments in the Condensed Consolidated Statement of Operations.

Discretionary Cash Flow Calculation and Reconciliation

(In thousands)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Discretionary Cash Flow
As reported - net income	$118,420	$89,114	$225,451	$131,938
Plus (less):
Deferred income tax expense	60,850	46,088	118,453	69,662
(Gain) loss on sale of assets	1,496	(276)	2,781	(180)
Exploration expense	114	140	2,154	806
Unrealized (gain) loss on derivative instruments	(12,933)	—	(12,933)	—
Income charges not requiring cash	164,349	162,034	315,922	329,239
Discretionary Cash Flow	332,296	297,100	651,828	531,465
Changes in assets and liabilities	(2,726)	(19,818)	(66,880)	(41,498)
Net cash provided by operations	$329,570	$277,282	$584,948	$489,967

Net Debt Reconciliation

(In thousands)

	June 30,	December 31,
	2014	2013

Long-term debt	$1,193,000	$1,147,000
Stockholders’ equity	2,401,939	2,204,602
Total Capitalization	$3,594,939	$3,351,602

Total debt	$1,193,000	$1,147,000
Less: Cash and cash equivalents	(45,610)	(23,400)
Net Debt	$1,147,390	$1,123,600

Net debt	$1,147,390	$1,123,600
Stockholders’ equity	2,401,939	2,204,602
Total Adjusted Capitalization	$3,549,329	$3,328,202

Total debt to total capitalization ratio	33.2%	34.2%
Less: Impact of cash and cash equivalents	0.9%	0.4%
Net Debt to Adjusted Capitalization Ratio	32.3%	33.8%